NEWS

FOR IMMEDIATE RELEASE	CONTACTS
May 9, 2013	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports First Quarter 2013 Results
Outstanding Business Volume Up 11% Year Over Year
Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it grew its total outstanding business volume to a new high of $13.4 billion as of March 31, 2013, compared to $13.0 billion as of December 31, 2012 and $12.1 billion as of March 31, 2012. New business volume for first quarter 2013 was $904.1 million, including the purchase of $425.0 million in AgVantage securities. Farmer Mac's first quarter 2013 results also included solid GAAP net income and non-GAAP core earnings and the continuation of good credit quality in the portfolio.
Core earnings, a non-GAAP measure, was $11.3 million ($1.01 per diluted common share) for first quarter 2013, compared to $11.8 million ($1.08 per diluted common share) for first quarter 2012. First quarter 2013 core earnings benefited from higher net effective spread in dollars, which grew to $26.3 million in first quarter 2013, up from $25.6 million in first quarter 2012. However, that increase was offset by an increase in net provisions to the allowance for losses of $1.2 million in first quarter

2013, up from net provisions of $0.5 million in first quarter 2012, as well as a modest increase in non-interest operating expenses, which resulted in lower core earnings for first quarter 2013 compared to the prior year's first quarter.
Farmer Mac had GAAP net income attributable to common stockholders for first quarter 2013 of $16.2 million ($1.45 per diluted common share), compared to net income of $22.2 million ($2.04 per diluted common share) for the same period in 2012. This decrease was almost entirely attributable to the effects of fair value changes on financial derivatives. Because Farmer Mac's financial derivatives were not designated in hedge relationships for accounting purposes prior to third quarter 2012, changes in the fair values of these instruments were recorded in earnings without offsetting fair value adjustments on the corresponding hedged items being recorded in earnings as well. For the three months ended March 31, 2013, Farmer Mac recorded unrealized fair value gains on financial derivatives and hedging activities of $8.8 million, compared to $15.7 million for the three months ended March 31, 2012. Because Farmer Mac expects its fair value hedge relationships to remain highly effective through maturity, a substantial portion of the volatility caused from changes in the fair values of financial derivatives is expected to be eliminated in future periods, especially once comparisons are no longer made to periods before the adoption of hedge accounting.
"Farmer Mac had a good first quarter. We had new business volume of $904 million spread across our three lines of business, continued strong portfolio credit quality, solid earnings, and a growing equity base to support future growth," stated Farmer Mac President and Chief Executive Officer Timothy Buzby. "We are optimistic about new business growth opportunities. With prepayments and paydowns expected to slow for the rest of this year consistent with seasonal trends, we expect continued growth in outstanding business volume, which should drive corresponding increases in core earnings. Our confidence in our business and its potential is further reflected in our recent dividend increase."

Business Results
     For first quarter 2013, Farmer Mac's net effective interest spread was $26.3 million (90 basis points), compared to $25.6 million (94 basis points) for first quarter 2012. The growth in dollars of net effective spread was driven by increased levels of interest earning assets held on balance sheet, while net effective spread in percentage terms contracted 4 basis points as the advantageous short-term funding levels relative to LIBOR available to Farmer Mac in late 2011 and early 2012 have returned to levels more consistent with historical averages. Net effective spread by business segment for first quarter 2013 was 132 basis points for Farm & Ranch, 73 basis points for USDA Guarantees, 51 basis points for Rural Utilities, and 59 basis points for Corporate investment activity.
Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long-term standby purchase commitments (LTSPCs) were $6.6 million for first quarter 2013, compared to $5.9 million for first quarter 2012.
Business Volume
Farmer Mac added $904.1 million of new business volume during first quarter 2013, with good contributions across business lines and products. Specifically, Farmer Mac:

•	purchased $159.9 million of newly originated Farm & Ranch eligible loans;

•	added $166.8 million of Farm & Ranch loans under LTSPCs;

•	purchased $100.0 million of Farm & Ranch AgVantage securities;

•	purchased $30.3 million of Rural Utilities loans;

•	purchased $325.0 million of Rural Utilities AgVantage securities; and

•	purchased $122.2 million of USDA Guaranteed Securities.
Farmer Mac's outstanding business volume was $13.4 billion as of March 31, 2013, an increase of $422.7 million from December 31, 2012, as new volume exceeded maturities and principal paydowns on existing business volumes. Demand has recently increased for Farmer Mac's longer-term, fixed-rate loan products in the Farm & Ranch line of business, which drove a 45% increase in Farm &

Ranch loan purchases in first quarter 2013, as compared to first quarter 2012. Farmer Mac believes that the trend toward longer-term mortgage financing by farmland owners will continue, driven by expectations for increasing rates in the future, and that demand for Farmer Mac's secondary market tools will also increase as rural lenders make more loans and adapt to the changing regulatory environment, which could require more liquidity and capital. The new business volume in first quarter 2013 included $325.0 million of Rural Utilities AgVantage securities purchased from the National Rural Utilities Cooperative Finance Corporation and $100.0 million of Farm & Ranch AgVantage securities purchased from Rabo Agrifinance, Inc. Principal paydowns and maturities in first quarter 2013 included $75.2 million related to Rural Utilities AgVantage securities. In Farmer Mac's experience, the largest paydowns on the loans in its three lines of business usually occur in January (first quarter) of each year because almost all loans have a required January 1 payment date, including most loans that pay on a quarterly, semi-annual, or annual basis.
 Credit Quality
The loans in Farmer Mac's three lines of business continued to perform well during first quarter 2013, as the portfolio experienced small variations in credit quality metrics from quarter to quarter with an overall favorable trend in place. In the Farm & Ranch portfolio, 90-day delinquencies were
$39.7 million (0.83 percent of the non-AgVantage Farm & Ranch portfolio) as of March 31, 2013, compared to $33.3 million (0.70 percent) as of December 31, 2012 and $53.1 million (1.21 percent) as of March 31, 2012. The increase in delinquencies from year-end is consistent with the historical trend of Farmer Mac's delinquencies fluctuating from quarter to quarter, both in dollars and as a percentage of the outstanding portfolio, with higher levels generally observed at the end of the first and third quarters of each year, corresponding to the annual (January 1st) and semi-annual (January 1st and July 1st) payment characteristics of most Farm & Ranch loans. Farmer Mac recorded net provisions of
$1.2 million to the allowance for losses during the three months ended March 31, 2013, compared to $0.5 million for the same period in March 31, 2012. This increase resulted primarily from a change in the methodology for providing for losses within Farmer Mac's non-ethanol ag storage and processing commodity group that resulted in more conservative loss assumptions on these types of properties, which tend to be more developed and specialized. Farmer Mac recorded charge-offs to its allowance for loan losses of $3.8 million during first quarter 2013, including a $3.6 million charge-off related to one ethanol loan that transitioned to REO during the quarter and for which Farmer Mac had previously provided a specific allowance.
When analyzing the overall risk profile of its portfolio, Farmer Mac takes into account more than the Farm & Ranch loan delinquency percentages provided above. Total business volume also includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and USDA Guaranteed Securities, which are backed by the full faith and credit of the United States. Across Farmer Mac's three lines of business, 90-day delinquencies represented 0.30 percent of total volume as of March 31, 2013, compared to 0.26 percent as of December 31, 2012 and 0.44 percent as of March 31, 2012.
The agricultural sector remained profitable across a variety of industries through 2012 and the first part of 2013. The drought conditions that adversely affected many corn and other feed grain producers during 2012 have had no measurable impact on the credit quality of Farmer Mac's portfolio as of the end of first quarter 2013. Farmer Mac continues to monitor for any lingering effects of the drought on agricultural producers, particularly for industries that rely on feed grains as an input to production, such as livestock and ethanol producers. The core 2012 drought areas have benefited from improved moisture conditions recently. This improvement, combined with the increased number of acres intended to be planted in 2013, as reported by the USDA, has resulted in a reduction of grain prices, relieving some cost pressure for those commodity groups directly affected by the price of grains.

Capital and Liquidity
Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration (FCA) regulations. As of March 31, 2013, Farmer Mac's core capital totaled $536.5 million and exceeded its statutory minimum capital requirement of $380.9 million by $155.6 million. As of March 31, 2013, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $66.5 million.  Farmer Mac's regulatory capital of $550.7 million exceeded that amount by approximately $484.2 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of March 31, 2013, Farmer Mac had 183 days of liquidity, as calculated in accordance with FCA regulations.
Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of the Corporation's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2013	March 31, 2012
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$16,190	$22,203
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	5,712	10,185
Unrealized gains on trading assets	136	714
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(618)	(958)
Net effects of settlements on agency forward contracts	(338)	509
Sub-total	4,892	10,450
Core earnings	$11,298	$11,753

Core earnings per share:
Basic	$1.05	$1.13
Diluted	1.01	1.08

More complete information on Farmer Mac's performance for first quarter 2013 is set forth in the Form 10-Q filed by Farmer Mac earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to developments related to agricultural policies and programs contained in the current Farm Bill (the Food, Conservation and Energy Act of 2008), which is currently scheduled to expire in September 2013, reduced funding for agricultural policies and programs as a result of federal budget cuts, and changes in policies related to renewable fuel standards and the use of ethanol as a blending agent; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity; (7) developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac; (8) changes in the level and direction of interest rates, which could among other things affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and (9) volatility in commodity prices and/or export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2012, as filed with the

SEC on March 18, 2013, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.
The conference call to discuss Farmer Mac's first quarter 2013 financial results and Form 10-Q will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Friday, May 10, 2013. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call is concluded.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$893,387	$785,564
Investment securities	2,297,316	2,499,629
Farmer Mac Guaranteed Securities	5,100,080	4,766,258
USDA Guaranteed Securities	1,656,431	1,590,783
Loans:
Loans	2,212,211	2,177,550
Loans held in consolidated trusts	561,682	563,575
Allowance for loan losses	(7,967)	(11,351)
Total loans, net of allowance	2,765,926	2,729,774
Other assets	179,532	250,193
Total Assets	$12,892,672	$12,622,201
Notes Payable:
Due within one year	$6,543,973	$6,567,366
Due after one year	4,978,118	5,034,739
Total notes payable	11,522,091	11,602,105
Debt securities of consolidated trusts held by third parties	167,250	167,621
Reserve for losses	6,285	5,539
Other liabilities	568,218	253,974
Total Liabilities	12,263,844	12,029,239
Preferred stock	58,333	57,578
Common stock	10,754	10,702
Additional paid-in capital	108,386	106,617
Accumulated other comprehensive income	92,359	73,969
Retained earnings	117,143	102,243
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	628,828	592,962
Total Liabilities and Equity	$12,892,672	$12,622,201

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2013	March 31, 2012
	(in thousands, except per share amounts)
Interest income:
Net interest income	$28,370	$34,208
Provision for loan losses	(430)	(420)
Net interest income after provision for loan losses	27,940	33,788
Non-interest income:
Guarantee and commitment fees	6,612	5,930
Gains on financial derivatives and hedging activities	4,494	6,400
Gains on trading assets	210	1,099
Gains on sale of available-for-sale investment securities	2	28
Gains on sale of real estate owned	47	—
Other income	1,080	721
Non-interest income	12,445	14,178
Non-interest expense:
Compensation and employee benefits	4,698	4,485
General and administrative	2,917	2,758
Provision for losses	746	30
Other non-interest expense	720	569
Non-interest expense	9,081	7,842
Income before income taxes	31,304	40,124
Income tax expense	8,716	11,654
Net income	22,588	28,470
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,547)	(5,547)
Net income attributable to Farmer Mac	17,041	22,923
Preferred stock dividends	(851)	(720)
Net income attributable to common stockholders	$16,190	$22,203

Earnings per common share and dividends:
Basic earnings per common share	$1.51	$2.14
Diluted earnings per common share	$1.45	$2.04
Common stock dividends per common share	$0.12	$0.10

The following table presents the quarterly net effective spread by business segment for first quarter 2013 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2013	$16,049	1.32%	$2,933	0.73%	$3,014	0.51%	$4,267	0.59%	$26,263	0.90%
December 31, 2012	16,133	1.36%	2,869	0.74%	3,155	0.55%	4,303	0.56%	26,460	0.91%
September 30, 2012	16,839	1.46%	2,830	0.73%	3,109	0.57%	4,478	0.57%	27,256	0.95%
June 30, 2012	16,749	1.54%	2,790	0.74%	3,006	0.55%	4,664	0.64%	27,209	0.99%
March 31, 2012	14,874	1.45%	2,766	0.75%	3,177	0.54%	4,815	0.66%	25,632	0.94%
December 31, 2011	15,442	1.57%	2,693	0.74%	3,152	0.54%	4,735	0.71%	26,022	1.00%
September 30, 2011	13,542	1.52%	2,705	0.77%	3,046	0.53%	3,472	0.55%	22,765	0.93%
June 30, 2011	11,318	1.65%	2,724	0.79%	3,087	0.54%	3,860	0.62%	20,989	0.95%
March 31, 2011	10,927	1.93%	2,667	0.79%	3,002	0.49%	3,047	0.52%	19,643	0.94%

The following table presents core earnings reconciled to GAAP net income/(loss) available to common stockholders for first quarter 2013 and each of the quarters in 2012 and 2011:

Core Earnings by Quarter Ended
	March 2013	December 2012	September 2012	June 2012	March 2012	December 2011	September 2011	June 2011	March 2011
	(in thousands)
Revenues:
Net effective spread	$26,263	$26,460	$27,256	$27,209	$25,632	$26,022	$22,765	$20,989	$19,643
Guarantee and commitment fees	6,792	6,764	6,591	6,607	6,660	6,740	6,930	7,159	7,261
Other	187	393	384	(294)	18	55	(680)	46	(83)
Total revenues	33,242	33,617	34,231	33,522	32,310	32,817	29,015	28,194	26,821

Credit related expenses:
Provisions for/(release of) losses	1,176	1,157	94	174	450	(118)	(801)	(775)	(653)
REO operating expenses	126	47	66	15	6	82	142	231	368
(Gains)/losses on sale of REO	(47)	(629)	13	(262)	—	(254)	4	(627)	(97)
Total credit related expenses	1,255	575	173	(73)	456	(290)	(655)	(1,171)	(382)

Operating expenses:
Compensation & employee benefits	4,698	5,752	4,375	4,574	4,485	3,916	4,805	4,666	4,497
General & Administrative	2,917	2,913	2,788	2,664	2,758	2,315	2,505	2,656	2,256
Regulatory fees	594	594	562	562	563	563	550	573	591
Total operating expenses	8,209	9,259	7,725	7,800	7,806	6,794	7,860	7,895	7,344

Net earnings	23,777	23,783	26,333	25,795	24,048	26,313	21,810	21,470	19,859
Income taxes	6,081	5,914	6,682	6,627	6,028	7,471	4,316	5,162	4,530
Non-controlling interest	5,547	5,546	5,547	5,547	5,547	5,546	5,547	5,547	5,547
Preferred stock dividends	851	720	719	720	720	720	719	720	720
Core earnings	$11,298	$11,603	$13,385	$12,901	$11,753	$12,576	$11,228	$10,041	$9,062

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	5,712	4,719	3,456	(14,035)	10,185	386	(35,857)	(4,439)	8,980
Unrealized gains/(losses) on trading assets	136	1,778	(286)	(2,006)	714	2,476	(2,361)	1,280	852
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(618)	(4,534)	(873)	(901)	(958)	(1,875)	(1,154)	(963)	300
Net effects of settlements on agency forwards	(338)	(102)	699	(250)	509	(240)	(1,291)	(647)	(346)
Lower of cost or fair value adjustments on loans held for sale	—	(3,863)	—	—	—	—	6,403	(102)	(525)
GAAP net income/(loss) attributable to common stockholders	$16,190	$9,601	$16,381	$(4,291)	$22,203	$13,323	$(23,032)	$5,170	$18,323